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                                                                   Exhibit 10.26

                            SECURED PROMISSORY NOTE

$29,554.58                                               Dated:  March 22, 2000
                                                         Petaluma, California

     For value received, the undersigned promises to pay in lawful money of the United States of America, to the order of Ubiquity Communication, Inc. a California corporation, and its assigns, at 1367 Redwood Way, Petaluma, California, 94954, or at such other place as may be designed by the holder of this Promissory Note (the "Note"), from time to time, the principal sum of Twenty-nine thousand five-hundred fifty four + 58/100, and further promises to
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pay interest on the outstanding principal balance from time to time until this
Note is paid in full at the simple interest rate of eight percent (8.00%) per annum. Payments of accrued interest only shall be due and payable on April 1, July 1, October 1, and January 1, of each year during the term of this Note, commencing on July 1, 2000. This Note shall mature on the earlier of (i) thirteen (13) months following the undersigned being allowed to sell through a public market the common stock securing this Note, provided that the undersigned is provided with no less than thirty (30) days prior notice of the maturity date, or (ii) January 1, 2004, on which date all principal and all accrued and unpaid interest shall be due and payable.

     The undersigned agrees that it would be impracticable to fix the actual damage to the holder of this Note accustomed by the failure of the undersigned to make any payment required under this Note within ten (10) days of the due date and, therefore, the undersigned agrees that if any payment required hereunder is not made within ten (10) days of its due date, the holder of this Note may demand from the undersigned a late fee of two percent (2.00%) of the payment then owing. Should the undersigned fail to make any payment required hereunder within thirty (30) days of its due date, the holder of this Note may declare the whole sum of principal and interest immediately due and payable upon written notice of same to the undersigned.

     This principal balance of this Note may be prepaid in full, or in part, at any time without penalty. This Note is secured by that certain Stock Pledged Agreement of even date herewith. The provisions of this Note shall apply to, inure to the benefit of, and bind all parties hereto, their heirs, legatees, devisees, administrators, executors, personal representatives, successors and assigns.

     Should any demand, action, motion, appeal, or proceeding be brought to enforce any of the terms of this Note, in addition to its other remedies, the prevailing party shall be entitled to all of its reasonable attorneys' fees and costs, whether incurred in investigation, demand, litigation, collection, or otherwise.

     IN WITNESS WHEREOF the undersigned have executed this Note effective as of the date first set forth above.

                                          /s/ Joseph Tavormina
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                                          (signature)

                                                Joseph J. Tavormina
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                                          (print name)

                                          4709 Devonshire Place, Santa Rosa, CA
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                                          (address)